                                                                    Exhibit 99.1

[THE BUCKLE, INC. LOGO]                                         THE BUCKLE, INC.

                                              2407 W. 24th St. Kearney, NE 68845

                                            P.O. Box 1480 Kearney, NE 68848-1480

                                                             PHONE: 308-236-8491

                                                               FAX: 308-236-4493

                                                             WEB: www.buckle.com

FOR IMMEDIATE RELEASE:   November 10, 2005

CONTACT:        Karen B. Rhoads, Chief Financial Officer
                The Buckle, Inc.
                308/236-8491

               THE BUCKLE, INC. REPORTS THIRD QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 11.5 percent on a 3.2 percent net sales increase for the third quarter ended October 29, 2005.

Net income for the third quarter of fiscal 2005 increased 11.5 percent to $16.6 million, or 85 cents per share (82 cents per share on a diluted basis), compared to net income of $14.9 million, or 70 cents per share (67 cents per share on a diluted basis) for the third quarter of fiscal 2004.

Net sales for the third quarter ended October 29, 2005, increased 3.2 percent to $138.1 million compared to net sales of $133.7 million for the third quarter of fiscal 2004. Comparable store net sales, for stores open at least one year, were down 0.9 percent for the 13 weeks ended October 29, 2005, compared with the 13 weeks ended October 30, 2004.

Net income for the first nine months ended October 29, 2005 rose 25.6 percent to $32.8 million or $1.66 per share ($1.59 per share on a diluted basis), compared with $26.1 million or $1.22 per share ($1.18 per share on a diluted basis) for the nine months ended October 30, 2004.

Net sales for the first nine months of fiscal 2005 increased 6.9 percent to $347.7 million compared to net sales of $325.3 million in the first nine months of fiscal 2004. Comparable store net sales increased 2.3 percent for the nine months ended October 29, 2005, compared with the nine months ended October 30, 2004.

During the quarter ended October 29, 2005, the Company repurchased 18,875 shares of its common stock at an average purchase price of $34.00 per share. During September 2005, the Company completed its 500,000 share corporate stock repurchase authorization. The Board of Directors authorized an additional 500,000 share corporate stock repurchase program on October 12, 2005.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 338 retail stores in 38 states compared with 329 stores in 38 states at this same time a year ago. The Company's store in Metairie, Louisiana, previously closed due to Hurricane Katrina, will be re-opening on November 12, leaving just one store remaining closed as restoration efforts continue.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at
                         www.buckle.com on the Internet.


                            Financial Table to Follow

                                THE BUCKLE, INC.

                              STATEMENTS OF INCOME
             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                             THIRTEEN WEEKS ENDED           THIRTY-NINE WEEKS ENDED
                                          ---------------------------     ---------------------------
                                          OCTOBER 29,     OCTOBER 30,     OCTOBER 29,     OCTOBER 30,
                                             2005            2004            2005            2004

NET SALES                                  $138,067        $133,722        $347,744        $325,344

COST OF SALES (Including buying,
  distribution and occupancy costs)          81,818          81,531         217,999         212,697
                                           --------        --------        --------        --------

           Gross profit                      56,249          52,191         129,745         112,647
                                           --------        --------        --------        --------

OPERATING EXPENSES:
  Selling                                    27,060          24,785          69,674          61,518
  General and administrative                  4,096           4,814          12,074          12,564
                                           --------        --------        --------        --------
                                             31,156          29,599          81,748          74,082
                                           --------        --------        --------        --------

INCOME FROM OPERATIONS                       25,093          22,592          47,997          38,565

OTHER INCOME, Net                             1,116             910           3,853           2,653
                                           --------        --------        --------        --------

INCOME BEFORE INCOME TAXES                   26,209          23,502          51,850          41,218

PROVISION FOR INCOME TAXES                    9,619           8,624          19,086          15,135
                                           --------        --------        --------        --------

NET INCOME                                 $ 16,590        $ 14,878        $ 32,764        $ 26,083
                                           ========        ========        ========        ========


EARNINGS PER SHARE:
  Basic                                    $   0.85        $   0.70        $   1.66        $   1.22
                                           ========        ========        ========        ========

  Diluted                                  $   0.82        $   0.67        $   1.59        $   1.18
                                           ========        ========        ========        ========


BASIC WEIGHTED AVERAGE SHARES                19,458          21,357          19,756          21,377
DILUTED WEIGHTED AVERAGE SHARES              20,184          22,132          20,597          22,177


                                                                          OCTOBER 29,     OCTOBER 30,
                                                                             2005            2004
                                                                          -----------     -----------
SELECTED FINANCIAL DATA
     Cash and investments                                                  $155,214        $196,572
     Inventory                                                             $101,336        $ 94,719
     Property and equipment, net                                           $ 90,900        $ 83,972
     Accounts payable                                                      $ 16,853        $ 16,145